EXHIBIT 5.01

OPINION OF COUNSEL

[Davis Polk & Wardwell Letterhead]

July 19, 2016

FormFactor, Inc.

7005 Southfront Road

Livermore, California 94551

Ladies and Gentlemen:

FormFactor, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 929,872 shares (the “Shares”) of its common stock, par value $0.001 per share of the Company, issuable pursuant to the Cascade Microtech, Inc. 2010 Stock Incentive Plan, Cascade Microtech, Inc. 2000 Stock Incentive Plan and Cascade Microtech, Inc. 1993 Stock Incentive Plan (together, as amended, the “Plans”), as described in the Registration Statement. The Plans were assumed by the Company in connection with its acquisition of Cascade Microtech, Inc., an Oregon corporation, by means of the merger of Cardinal Merger Subsidiary, Inc., an Oregon corporation and a wholly owned subsidiary of the Company, with and into Cascade Microtech, Inc., pursuant to the Agreement and Plan of Merger dated February 3, 2016, by and among the Company, Cardinal Merger Subsidiary, Inc. and Cascade Microtech, Inc.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the Shares have been duly issued and delivered in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully-paid and non-assessable.

We are members of the Bars of the States of New York and California, and the foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP